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A.C. MOORE                                General Office  o  Distribution Center
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                                 500 University Court Blackwood, New Jersey 0802
                                       Phone: (609) 228-6700 FAX: (609) 228-9980



July 17, 1997



Mr. Richard Lesser
Marmaxx Group
770 Cochituate Road
Framingham, MA 01701

Dear Dick:

         In February 1995 we agreed to provide you with a 1% interest in the Company in exchange for your assistance in the Company's search for equity financing. That financing could take the form of venture capital equity, a buy-out by a financial or strategic buyer, or a public sale of the Company's stock.

         Our research indicates that in order for this agreement to be tax efficient for you as well as appropriate for the Company and to take into consideration the payment required, the 1% interest will be in the form of an option to purchase 3 shares in the Company. To insure beneficial tax treatment for you, the option price must be 90% of the fair market value of the Company at February 1995. We have calculated the fair market value of the Company at that date to be $22,268,000. Thus, fair market value of 1% is $222,680 and the option price is $100,206 per share.

The option period is 10 years from the date of grant, February 28, 1995.

In July 1997 A.C. Moore will establish a Pennsylvania Holding Company which will then be the parent company of A.C. Moore. It is anticipated that the present 200 shares outstanding will be exchanged for 4,400,000 shares of the new company, A.C. Moore Arts & Crafts Inc. The granted option of 3 shares will be similarly exchanged for options totaling 66,000 shares in the new Company; the option price will be adjusted to $4.55 per share. These numbers will be adjusted to be consistent with any final split amounts.

This transaction will not trigger any taxable income to you until you exercise your option.

Please sign and return a copy of this letter as confirmation.

Very truly yours,                                    Agreed:



/s/ John E. Parker                                   /s/ Richard Lesser
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John E. Parker                                       Richard Lesser



/s/ William Kaplan
-------------------------
William Kaplan
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A.C. MOORE                                 General Office o Distribution Center
-------------------------------------------------------------------------------
                             500 University Court o  Blackwood, New Jersey 0802
                                     Phone: (609) 228-6700  FAX: (609) 228-0080



July 28, 1997



Mr. Richard Lesser
Marmaxx Group
770 Cochituate Road
Framingham, MA 01701

Dear Dick:

A.C. Moore Arts & Crafts, Inc., a Pennsylvania corporation, has been formed to hold all of the outstanding capital stock of A.C. Moore Incorporated which has been exchanged for 4,300,000 shares of the common stock of A.C. Moore Arts & Crafts, Inc.

In accordance with our letter to you dated July 17, 1997, the option granted to you to acquire three shares of A.C. Moore Incorporated has been converted to an option to acquire 64,500 shares of common stock of A.C. Moore Arts & Crafts, Inc. at an exercise price of $4.66 per share. All other terms of the option, as set forth in the July 17, 1997 letter, continue to apply.

Please acknowledge your agreement to the foregoing by signing and returning to me the enclosed copy of this letter.

Very truly yours,                              Acknowledged and agreed:



/s/ John E. Parker                             /s/ Richard Lesser
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John E. Parker                                 Richard Lesser


                                                     7/28/97
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                                                      Date